Exhibit 99.1

Investor Relations:	Deborah Abraham Director, Investor Relations (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FIRST QUARTER FISCAL 2005 RESULTS
SALES UP 11.8%
NET INCOME UP 45.1%
EARNINGS PER DILUTED SHARE OF $0.63

NEW YORK—May 9, 2005—The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the first quarter ended April 2, 2005:

•	Net revenues rose 11.8% to $439.5 million, an increase of $46.3 million over the first quarter of fiscal 2004;

•	Operating income climbed to $52.9 million, or 12.0% of net revenues, compared to $43.2 million, or 11.0% of net revenues, for the first quarter of fiscal 2004; and

•	Net income increased 45.1% to $29.4 million, or $0.63 per diluted share, compared to $20.2 million, or $0.44 per diluted share, in the prior year's first quarter.

"These results evidence a solid start to 2005. Revenues grew by nearly 12%, with contributions from each of our three Operating Groups," stated Joe Gromek, Warnaco's President and Chief Executive Officer. "Product successes from many of our leading brands, across multiple channels both domestic and international, drove top and bottom-line improvements. In addition, improved execution and cost controls contributed to a 23% increase in first quarter operating income."

First Quarter Operating Highlights

Net revenues increased $46.3 million to $439.5 million for the first quarter of fiscal 2005 compared to $393.3 million for the first quarter of fiscal 2004, driven primarily by the Sportswear Group, with the expanded distribution of Chaps® and the continued strength of Calvin Klein® jeans. Intimate Apparel Group revenues increased 7.5% with significant contributions from Warner's® and Calvin Klein underwear. Swimwear Group revenues were up slightly, with gains from Ocean Pacific® and Calvin Klein swimwear in Europe offset by lower sales of other Designer swimwear brands and Speedo®. The increase in net revenues for the first quarter of fiscal 2005 includes approximately $7.0 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the first quarter of fiscal 2004.

Gross profit was $157.0 million, or 35.7% of net revenues, for the first quarter of fiscal 2005 compared to $141.5 million, or 36.0% of net revenues, for the first quarter of fiscal 2004. Gross profit for the first quarter of fiscal 2005 was negatively affected by lower sales volumes at Speedo and Designer swimwear as well as investments in new product launches. The increase in gross profit in the first quarter of fiscal 2005 includes approximately $2.5 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the first quarter of fiscal 2004.

Selling, general and administrative ("SG&A") expenses were $103.9 million, or 23.6% of net revenues, for the first quarter of fiscal 2005 compared to $95.7 million, or 24.3% of net revenues, for the first quarter of fiscal 2004. SG&A expense reflects increased investments in marketing, most notably at Chaps and in new intimate apparel product launches. The increase in SG&A expense in the first quarter of fiscal 2005 includes approximately $1.5 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the first quarter of fiscal 2004.

Operating income was $52.9 million compared to $43.2 million for the prior year period. Higher revenues, lower SG&A as a percentage of net revenues and fewer restructuring items contributed to better results.

Net income increased to $29.4 million, or $0.63 per diluted share, for the first quarter of fiscal 2005 compared to $20.2 million, or $0.44 per diluted share, for the first quarter of fiscal 2004. Income from continuing operations was $29.2 million, or $0.63 per diluted share, compared to $23.7 million, or $0.51 per diluted share, in the prior year quarter. Higher revenues, lower SG&A as a percentage of net revenues, fewer restructuring items and lower losses from discontinued operations contributed to improvements in net income in the first quarter of fiscal 2005.

Financial data as of April 2, 2005, January 1, 2005 and April 3, 2004 and for the three month periods ended April 2, 2005 and April 3, 2004 can be found on Schedules 1, 2 and 3 to this release.

Mr. Gromek continued, "For the remainder of 2005, we are focused on driving growth with new initiatives and expanded product offerings. This Summer, we will show the first full collections of Op swimwear and Op young men's and juniors' apparel developed by our in-house design team with delivery targeted for 2006."

"We also continue to develop the infrastructure to support our initiatives." Mr. Gromek concluded, "The recent hire of Dwight Meyer as President of Global Sourcing, demonstrates a commitment to building a world-class, global sourcing platform that is focused on manufacturing superior products in centers of excellence around the world as well as leveraging the scale of Warnaco's brands and improving margins."

The Company noted the following balance sheet highlights as of April 2, 2005:

Cash and cash equivalents were $45.9 million at April 2, 2005 compared to $69.0 million at April 3, 2004. The Company's acquisition of Ocean Pacific Apparel Corp. in August 2004 and increases in working capital affected the cash position.

Accounts receivable rose 4.2% to $283.3 million at April 2, 2005 from $271.9 million at April 3, 2004 despite double digit increases in net revenues.

Inventories at April 2, 2005 were $324.5 million compared to $241.2 million at April 3, 2004. The increase is the result of several factors including, among other things, a timing shift in the Company's swimwear business and a planned inventory build up to address ongoing demand for its products, to improve service levels, and to contend with uncertainty relating to sourcing in certain countries of origin.

Commenting on the Company's outlook, Larry Rutkowski, Warnaco's Chief Financial Officer stated, "With the year off to a good start, we believe we are well positioned to achieve our financial targets. On a comparable basis, we continue to drive toward our three year goals, on balance and over time, of: (i) continued positive sales momentum with no less than high single digit growth; (ii) gross margin increases on average of 100 basis points annually; (iii) competitive SG&A expense; and (iv) annual double-digit growth in operating margin percentage."

Stockholders and other persons are invited to listen to the first quarter earnings conference call scheduled for today, Monday, May 9, 2005 at 4:30 p.m. Eastern Daylight Time. To participate in Warnaco's conference call, dial (888) 262-9189 approximately five minutes prior to the 4:30 p.m. start time. The call will also be broadcast live over the internet at www.warnaco.com. An online archive will be available shortly following the call.

This press release was furnished to the Securities and Exchange Commission (www.sec.gov) and may be accessed through the Company's internet website: www.warnaco.com.

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz(tm), Speedo®, Anne Cole Collection®, Ocean Pacific®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, J. Lo by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men's accessories, men's, women's, junior women's and children's jeans and women's and juniors swimwear.

FORWARD-LOOKING STATEMENTS

This press release, as well as certain other written, electronic and oral disclosure made by the Company from time to time, contains "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the heading "Statement Regarding Forward-Looking Disclosure," as it may be modified or supplemented from time to time, in such reports), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company's markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company's ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company's dependence on a limited number of customers; the Company's dependence on the reputation of its brand names; the Company's exposure to conditions in overseas markets in connection with the Company's foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; and the sufficiency of cash to fund operations, including capital expenditures.

In addition, the Company encourages investors to read the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" contained in the Company's Annual Report on Form 10-K for the year ended January 1, 2005, as such discussion may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the First Quarter of Fiscal 2005	For the First Quarter of Fiscal 2004
	(Unaudited)	(Unaudited)
Net revenues	$439,541	$393,253
Cost of goods sold	282,533	251,756
Gross profit	157,008	141,497
Selling, general and administrative expenses	103,885	95,671
Pension expense	200	331
Restructuring items	6	2,323
Operating income	52,917	43,172
Other (income) expense	(91)	(1,466)
Interest expense, net	5,034	5,165
Income from continuing operations before provision for income taxes	47,974	39,473
Provision for income taxes	18,748	15,771
Income from continuing operations	29,226	23,702
Income (loss) from discontinued operations, net of taxes	125	(3,478)
Net income	$29,351	$20,224

Basic and diluted income (loss) per common share:
Income from continuing operations	$0.64	$0.52
Loss from discontinued operations	—	(0.07)
Net income	$0.64	$0.45

Diluted income (loss) per common share:
Income from continuing operations	$0.63	$0.51
Loss from discontinued operations	—	(0.07)
Net income	$0.63	$0.44

Weighted average number of shares outstanding used in computing income (loss) per common share:
Basic	45,684,570	45,218,148
Diluted	46,422,928	46,052,888

Schedule 2

THE WARNACO GROUP, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	April 2, 2005	January 1, 2005	April 3, 2004
	(Unaudited)		(As Restated)(a) (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,865	$65,588	$68,963
Accounts receivable	283,305	219,805	271,883
Inventories	324,529	335,651	241,228
Assets of discontinued operations	1,706	2,618	6,288
Other current assets	55,398	45,411	57,659
Total current assets	710,803	669,073	646,021
Property, plant and equipment, net	105,799	106,937	101,418
Intangible and other assets	370,836	377,894	346,561
TOTAL ASSETS	$1,187,438	$1,153,904	$1,094,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$235,486	$233,398	$221,301
Current liabilities of discontinued operations	—	1,450	5,000
Total current liabilities	235,486	234,848	226,301
Long-term debt:
Senior Notes due 2013	210,000	210,000	210,000
Other	686	799	1,772
Other long-term liabilities	136,740	131,308	120,245
Total stockholders' equity	604,526	576,949	535,682
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,187,438	$1,153,904	$1,094,000

(a)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 1, 2005, the Company restated its consolidated balance sheet at January 3, 2004 as a result of a change in its accounting treatment for operating leases. See Note 23 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2005. The consolidated condensed balance sheet as of April 3, 2004 has been restated accordingly.

Schedule 3

THE WARNACO GROUP, INC.

NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

Net revenues:	For the First Quarter of Fiscal 2005	For the First Quarter of Fiscal 2004	Increase	% Change
Intimate Apparel Group	$151,775	$141,182	$10,593	7.5%
Sportswear Group	130,363	96,803	33,560	34.7%
Swimwear Group	157,403	155,268	2,135	1.4%
Net revenues	$439,541	$393,253	$46,288	11.8%

	For the First Quarter of Fiscal 2005	% of Total Net Revenues	For the First Quarter of Fiscal 2004	% of Total Net Revenues
Operating income:
Intimate Apparel Group	$15,050		$13,199
Sportswear Group	19,416		12,337
Swimwear Group	38,061		36,900
Group operating income	72,527	16.5%	62,436	15.9%
Unallocated corporate expenses	(19,604)	-4.5%	(16,941)	-4.3%
Restructuring items	(6)	0.0%	(2,323)	-0.6%
Operating income	$52,917	12.0%	$43,172	11.0%